Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to Registration Statement No. 333-187470 on Form S-11 of our report dated March 28, 2016, relating to the consolidated financial statements and financial statement schedule of Cole Office & Industrial REIT (CCIT II), Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Office & Industrial REIT (CCIT II), Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 14, 2016